Exhibit 99.1

EXCO RESOURCES, INC.

Moderator:  Doug Ramsey

November 18, 2004

2:00 pm CT

Operator:	Good afternoon. My name is Kelly, and I will be your conference facilitator today.

At this time I would like to welcome everyone to the EXCO Resources Third Quarter 2004 Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.

Thank you. Mr. Miller, you may begin your conference.

Douglas Miller:	Thank you very much. I’d like to welcome everybody to our Third Quarter 2004 conference call.

We’ve got a full load in here today. Let me introduce everybody that’s here. In Cleveland we have Hal Hickey. In Calgary we’ve got Steve Fagan. Who do you have with you, Steve?

Steve Fagan:	Dennis McIntyre and Neil Borrows.

Douglas Miller:	Okay. And then here in Dallas we’ve got Steve Smith, Ted Eubank, Doug Ramsey, David Choisser, Charles Evans, Paul Rudnicki, Bobby Stillwell. So we’re ready for all questions.

Anybody that read the press release I’m confident is quite confused, as I was, over our comparing 28 days and 64 days. But I think we’ll try to filter through that and give you the reason for that.

But with that I’m going to let Doug Ramsey read the disclaimer. And then we’ll go through this real quick and end it up with a Q&A session.

Doug Ramsey:	Thanks, Doug.

The statements that may be made on this conference call regarding our future financial operating performance and results, business strategies, market price, and future commodity price, risk management activities, plans, and forecasts, and other statements that are not historical facts, are forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These forward-looking statements would be based on current assumptions, expectations, and projections about future events. We may use the words will, expect, anticipate, estimate, believe, continue, intend, plan, budget, and other similar words to identify forward-looking statements. The statements that we make that contain these words may discuss future expectations, contain projections of results of operations or of our financial condition and/or state other forward-looking information, but do not undertake any obligation to update or revise publicly any forward-looking statements. These statements also involve risks and uncertainties that could cause our actual results or financial conditions to materially differ from our expectations.

Our revenues, operating results, financial conditions, and ability to borrow funds or obtain additional capital depend substantially upon prevailing prices for oil and natural gas. Declines in oil and/or natural gas prices may materially adversely affect our financial conditions, liquidity, ability to obtain financing, and operating results. Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically. The decline in oil and/or natural gas prices could have a material adverse affect on the estimated value and estimated quantities of our oil and/or natural gas reserves, our ability to fund our operations, and our financial condition, cash flow, results of operations, and access to capital. Historically oil and natural gas prices or markets have been volatile with prices fluctuating widely. And they are likely to continue to be volatile.

All right. With that I’d like to turn it over to David Choisser, who’s going to review the third quarter financial results.

Douglas Miller:	I’m not sure you can say anything after that. Go ahead.

David Choisser:	Thanks, guys.

I’m going to spend the next few minutes discussing our statement of operation for the quarter ended September 30, 2004 and the year-to-date ended September 30, 2004. As Doug Miller alluded, because of our going private transaction the income statements that are shown in our 10-Q are broken down to a 28-day period and a 64-day period. For purposes of this conversation I’m going to combine all the 2003 periods and discuss it as if it were a single quarter and a single year-to-date.

Before I start I do want to talk about some of the issues that will impact the comparability of these numbers between period. Those are the acquisition of North Coast that occurred on January 27, 2004. We’ve had several other property acquisitions and dispositions during 2003 and 2004. We issued $450 million of 7-1/4% Senior notes during 2004.

There have been significant changes in prices received for oil and natural gas between the two years, our going private transaction that was completed on July 29, 2003 and the resulting step up and basis of our assets that occurred at that time and the discontinued use of hedge accounting for derivatives that occurred on July 29, 2003.

With that I’d like to discuss our oil and natural gas revenues before hedge settlement. For the quarter our revenues were up $29.6 million, year-to-date $72.1 million on an Mmcfe equivalent production increase of 3.6 Bcfe for the quarter and 10.8 Bcfe for the year-to-date.

The impact that North Coast has had on our oil and gas revenues and production - North Coast added $18.6 million in revenues or 63% of the increase for the quarter and $50.6 million in revenues for the year-to-date or 70% of our increase on production of 2.9 Bcfe for the quarter and 8.1 Bcfe for the year-to-date.

The remainder of our increase in revenues due primarily to price - that added $6.6 million for the quarter and $13.4 million for the year-to-date with the remainder coming from volume increases from our Canadian operation.

Our commodity price risk management activities - our cash settlement for the quarter we increased our payment or essentially decreased our revenue by $4.9 million for the quarter and also $4.9 million for the year-to-date. Our non-cash changes in fair value for the quarter went up $31.1 million, for year-to-date went up $63.0 million. And as a reminder here for the 2003 period this is only since July 29, 2003. And for that period we had an increase in the fair market value of about $2.7 million. The reason for the increase in these expenses is due to the significant increase of the NYMEX price versus our contractual price under our derivatives.

Other income - we have a foreign currency translation income of $5.2 million for the quarter and $6.9 million on a year-to-date basis. I needed to give you a little bit more explanation here. For the quarter we had a non-cash income of $5.6 million and for the year-to-date $5.8 million. This is a result of an inter-company loan agreement between EXCO and Addison that occurred in April 2004. We did our $100 million add-on in Senior notes. We used $98.8 million of that to pay off Addison’s bank debt. We entered into a loan agreement between EXCO and Addison for that where Addison is supposed to pay us back $98.8 million in US - $90.8 million in US dollars in seven years.

Under Statement of Financial Accounting Standard 52, which deals with foreign currency translations, even though this is an inter-company transaction, we have to recognize income or loss on this translation gain or loss each month and not eliminate it. So therefore, we have reported the $5.6 million for the quarter, $5.8 million year-to-date as income. It is non-cash and is taken out of income for determining our changes in working capital from operation. And I’ll be happy to answer questions on that later on.

Our oil and natural gas production costs increased $5.2 million for the quarter and $10.5 million on a year-to-date basis. Of that, North Coast was $3.1 million for the quarter, $7.9 million on a year-to-date.

On an Mcfe basis for the quarter our costs increased $.05, on a year-to-date basis our costs decreased by $.05. In the quarter much of the increase came from our Canadian operations where we had some casing leak repairs. We had some other non-recurring costs up there. And we’re also seeing the impact of foreign currency translation. As the US dollar weakens versus Canadian dollar, it causes our cost to go up on a per unit basis as a result of the translation.

Our DD&A increased $5.6 million for the quarter and $18.5 million for the year-to-date due to the increased basis in our assets from the going private transaction, the North Coast acquisition, and our increased production volumes from Canada.

Our G&A for the quarter decreased by $8.9 million for the quarter and decreased $6.0 million on a year-to-date basis. Most of that decrease is the result of stock option compensation expense that was reported during the third quarter as a result of our going private transaction. That was $8.6 million for the quarter. Our stock option compensation on a year-to-date basis was $9.2 million in 2003. We do not have any comparable stock option expense in 2004.

North Coast has added $1.0 million to our G&A for the quarter and $2.9 million on a year-to-date basis.

Our interest expense has increased $7.1 million for the quarter and $22.7 million on a year-to-date basis primarily due to the interest on our 7-1/4% Senior note.

For income taxes in the US we’ve had a benefit of $3.4 million for the quarter and $11.9 million on a year-to-date basis. An item to note there is we ended the quarter with a deferred tax asset of $4.2 million. Since it is uncertain that we will be able to utilize that deferred tax asset, we reported a valuation allowance of $4.2 million to offset the deferred tax asset. And as long as we’re into deferred tax assets, for the foreseeable future we will not recognize any benefit on our income statement in the US.

In Canada our income taxes increased $2.4 million for the quarter and $6.6 million on a year-to-date basis. One item of note there - in the second quarter we had a reduction in taxes of $900,000 in Canada as a result of lower Canadian effective tax rate.

And with that I’ll turn it back over to Doug Ramsey.

Doug Ramsey:	Thanks, David.

The next item we’d like to cover is the adjusted EBITDA reconciliation. You’ll find that table at the end of the earnings press release that we put out on November 12, 2004.

For the quarter ended September 30th of 2004 the EBITDA before adjustments was $9.5 million. And adjusting for the following items foreign currency translation gains that David referred to of $5.6 million, that is a reduction. We have an addition of $400,000 (unintelligible) of the discount on the asset retirement obligation. And then we have $28.4 million added back for the non-cash change in the fair market value of the hedged derivatives. That gives us an adjusted EBITDA of $32.7 million.

For the nine months ended September 30, 2004 we start off with regular EBITDA at $39.9 million. And the following adjustments were done. We subtracted a foreign currency translation gain of $5.8 million. We have an add of $1.2 million for the asset retirement obligation. And then we have $60.4 million added back for the non-cash change in the derivatives. That gives us adjusted EBITDA for the nine months this year of $95.7 million.

And then what is not on the table but also would be an add to get a pro forma adjustment we add the EBITDA for North Coast for January of 2004, which was the month prior to the ownership. We acquired that at the end of January. So adding North Coast EBITDA of $5.5 million we get $101.2 million for pro forma adjusted EBITDA.

Comparing to 2003 - 2003 is broken up between the predecessor and successor period. For the comparable quarter ended in 2003 the first 28 days of the quarter we had an adjusted EBITDA of negative $5.3 million. And as David pointed out, that includes stock option compensation expense of $8.6 million, which arguably you could add back to that number to get a more comparable level.

And then for the 64-day period in that quarter last year we had adjusted EBITDA of $9.8 million. And then for the nine months the first 209 days of 2003 we had adjusted EBITDA of $21.3 million. And again you can add back the stock option compensation expense. For that 209-day period that was $9.2 million. And then the 64 days we had adjusted EBITDA of $9.8 million.

All right. On to the cash and banking side, cash at the end of the quarter was $25.7 million. As of close of business yesterday our cash position was $10.2 million.

Our bank debt at the end of the quarter - we had $17.0 million drawn on our US credit facility, we had $12.3 million drawn on the Canadian facility - and this is all in US dollars - for a total of $29.3 million of bank debt. And then we had $300,000 under a letter of credit out, so the total was $29.6 million. As of the close of business yesterday, we had $53.0 million borrowed under the US agreement, $11.3 million under the Canadian, total of $64.3 million and then the letter of credit of $300,000 gets you $64.6 million.

Our borrowing base was reaffirmed on October 8, 2004. And it remained unchanged from the prior figure. We’ve got a US borrowing base of $145.0 million, and the Canadian borrowing base is $105.0 million, total $250.0 million. And with the outstandings as of yesterday, that gives us availability on the US side of $91.7 million and then in Canada $93.7 million for a total of $185.4 million of current availability.

The next interest payment on our bonds is coming up January 15, 2005. That’ll be $16.3 million. And the bonds are currently carried on the books at $453.1 million. And that includes the premium that’s being amortized from the tack-on transaction.

The reason for the increase in the US bank debt, we have done since the end of the quarter additional acquisitions totaling $44.1 million. We’ve also had some CAPX activity that has kicked in. And we’ve done some divestitures. We’ve had $2.5 million in divestitures since the end of the quarter. That money though is not part of the $10.2 million in the current cash balance because we did a 1031 tax deferred exchange. So that’s sitting in escrow and is considered restricted cash.

Year-to-date we’ve had acquisitions totaling $133.2 million excluding the North Coast deal. And we’ve had divestitures of $27.4 million.

Hedging - for the fourth quarter of 2004 our hedging position - our hedging table is on Page 18 in the 10-Q, if you need to refer to it. That’s done by year starting in 2005. The 2004 number is the fourth quarter figures. And I’ll just run through that real quick.

For gas we have swapped - and this is in MMBtus - 3.2 Bs for the fourth quarter at an average price of $4.67. We have gas floors of 2.6 Bs at an average of $4.04. And we have ceilings of 1.8 Bs. And that’s capped at $6.00.

For 2005 I’m going to break out that annual number in the 10-Q by quarter. On the swap side for gas Q1 we’ve got just under 4.8 Bs hedged at $5.48, Q2 4.8 Bs at $5.05, Q3 just under 4.9 Bs at $5.05, Q4 same thing, just under 4.9 Bs at $5.14. And then we have floors in 2005 Q1 261 million at $4.25, Q2 263.9 million at $4.25, Q3 at 266.8 million at $4.25, and then the same number for Q4 266.8 at $4.25. And we have no ceiling on gas in 2005 or any years beyond that.

For oil for the last quarter this year we have swapped 194,800 barrels at $25.08. For Q1 2005 we’ve got swapped 148,500 barrels at $31.11, Q2 150,150 barrels at $31.11, Q3 151,800 barrels at $31.11, and the same number for Q4, 151,800 barrels at $31.11.

Douglas Miller:	Okay. So you’re done on all the hedges.

Doug Ramsey:	That’s it.

Douglas Miller:	With that we’ll turn it over to Charles to go over a little bit of production, pricing, and some current operations.

Charles Evans:

Okay. Our production for the third quarter was a little over - third quarter of 2004 - a little bit over 10 Bcfe, almost 112 million cubic feet equivalent per day. That breaks out for all three areas that we have 43% in Canada, 28% at North Coast, and 29% in the EXCO US.

The breakout on gas is 81.9 million a day gas, which is 73% of our production. And then oil is a little over 3,000 barrels a day. And the NGL liquids are right at 1,900 barrels per day.

Of course those numbers are all up from 2003. And of course the volumes for the nine month period are also up primarily due to acquisitions. The Oak Hill acquisition is in that and some smaller acquisitions in Canada. We’ve had good results in our development drilling program in Canada, very good results up there. And then we also had at the start of the year in the US a significant well in South Louisiana, our Miami Corp. 35-1.

Of course in comparing the 2003 volumes to the 2004 volumes we’ve got the addition of the North Coast production volumes that impact, as David mentioned earlier, the difference between the two time periods.

Okay, jumping over to the pricing, oil prices, of course, are up. For the three months we’re at about - average for the companies about $41.00 per barrel, which is up about $12.42. For the nine-month we’re up about $6.66.

Gas for the three months we’re at $5.61 average, which is up $1.10. And for the nine months we’re up $.57.

Of course everybody knows of the general price increase that we’ve had in the commodities. And these averages are affected by that, but also by blending in the North Coast volumes in the gas area. The North Coast gets a higher price due to its premium proximity out there in the Northeast. So that brings up our overall average.

On the operations side let me just touch a little bit on the operating costs. And I’ll mention the unit operating costs. For the quarter we were at $.96 per

Mcfe. And for the nine months year-to-date we’re at $1.00. The quarter is $.05 above the same quarter last year. The nine months are down $.06 for the same month last year.

David already mentioned some of the things that were impacting that, the effect of some of the non-reoccurring that he mentioned. We also are foreseeing just some general increases in prices for goods and services. Of course the decrease in the nine-month is primarily due to property sales and, of course, blending in of the North Coast properties that have a lower unit operating cost than the rest of our company.

So with that, I think I’ll turn it over to Doug and...

Douglas Miller:	Did you tell them what our rates are today?

Charles Evans:

No. Our current production today is up a little bit over where it was in the third quarter. We’re at about 119 million a day. A lot of that increase has come from Canada, there again the significant drilling program up there.

Douglas Miller:

Okay. Let me just quickly - we have been selling quite a few of our high operating cost assets throughout the year. One of the good things with higher prices is we’re able to get some really good prices for assets that have been on our disposition list.

I think Doug mentioned we’ve sold $27.0 million so far to date. We have another $25.0 million or so that we expect to close between now and the end of the year.

With that, I think a lot of people are interested in what’s going on with Addison. I think we have a press release out there that we hired Waterous to evaluate and go through a process. The process is coming to an end today. It has been for sale. Steve can help us a little, but I think we had about 20 people look at it. And the bids on that asset are due tonight at 5 o’clock Calgary time. So after that we’ll be on a conference call here to evaluate. Again there’s no assurance that we’ll sell. But with the way prices were throughout the year, we expect to get some significant offers. And in the next week or so we’ll be making up our mind if we’re going to be selling that asset.

With that we’ll throw it open to questions. And if I forgot anything, we’ll be happy to answer.

Operator:	At this time I would like to remind everyone, if you would like to ask a question, press Star then the Number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Adam Leight.

Adam Leight:	Good afternoon, guys.

Douglas Miller:	Hi, Adam.

Adam Leight:

First could you just review what you bought and sold in the third quarter and since, and kind of what’s on the docket other than Addison, and what the production and reserve impact of all the activity to date ought to be?

Douglas Miller:	Why don’t you go over it because I can’t see it with my glasses.

Doug Ramsey:	Since the quarter ended we’ve had...

Douglas Miller:	Do you want - Adam, was the question what happened in the third quarter?

Adam Leight:	In the third quarter and since...

Douglas Miller:	And since, okay.

Adam Leight:	...and including kind of what you’re looking the $25.0 million that you expect to close with.

Douglas Miller:	Yeah.

Doug Ramsey:	Third quarter we had a $38.0 million transaction in Rusk County. That was Oak Hill.

Douglas Miller:

That was an acquisition. And as of today, we have three rigs running out there. It’s a development of Cotton Valley. We’ve completed the first well, waiting for frac, and three rigs are running right now.

Doug Ramsey:	Okay. The second acquisition was in Canada from Centennial. That was a $19.9 million transaction. It’s in US dollars. That closed in August, so it’s in the third quarter results.

Douglas Miller:	Yeah, that’s in third quarter, right.

Doug Ramsey:

And then the next one also in the third quarter closed in September...Real small one...yeah, a couple of smaller transactions in Canada totaling about $25,000. And then the balance of the activity was post third quarter...

Douglas Miller:	But what were they?

Doug Ramsey:	Well we talked about we had additional - that additional interest?

Doug Miller:	Yeah, it’s additional interest in Oak Hill for $3.7 million.

Doug Ramsey:	That was $3.7 million. We had a transaction in Jack County Texas, $1.3 million. That closed early November - primarily acreage.

Douglas Miller:	Yeah, that’s just acreage right now.

Doug Ramsey:

And then we also had a transaction that just closed in Pennsylvania where we bought about $39.0 million worth of well interest from Mid East Oil Company. And we have additional pending interest on that transaction coming up here over the next couple of weeks. So that number may go up on the order of $6.0 or $7.0 million I think was the range.

Charles Evans:

And Adam, you asked about the reserves on that. The only one that we released reserves on was the Rusk County, the original acquisition there, the $35.9 million and $2.3 million. I think we had 224,000 barrels of oil and 18.1 Bcf of proved reserves. And we have significant probable reserves to in-fill drill there, 40 acre Cotton Valley in-fill drilling development, that we just need to get down spacing to book them as proved. They’re probable right now.

Adam Leight:

So I guess in terms of the production decline quarter-to-quarter and then the expected increase coming up, how much of that’s attributable to acquisition divestiture activity, and what do you think the net effect will look like for fourth quarter?

Douglas Miller:	Yeah, I think we’re at 119.0 million a day today, which is significantly over our average for the quarter, which I think was 112.0 million. So without any more acquisitions or divestitures our production is forecast to increase for the fourth quarter.

Adam Leight:	I guess what I’m getting at though is the decline in the third quarter is that divestiture or is that decline rate, or is that...?

Charles Evans:	Well the only thing that declined in the third quarter is the oil volumes. And the oil volumes is part...

Douglas Miller:	That’s the sale.

Charles Evans:

That’s mostly divestitures in the US. We concentrate on selling oil properties. And that’s where our higher operating costs tend to be. And then some decline in our base oil properties, they just have a higher decline rate.

Douglas Miller:	But our gas was way up.

Charles Evans:	Yeah, our gas is up. The oil is the only thing that’s down on the third quarter volumes.

Adam Leight:

Okay great. And then hedging activities going forward, your existing hedges are, you know, going to be a lower percentage coming 2006. Have you sort of rethought at all what your plans might be? And I guess a lot of that will have to take into account what happens to Addison.

Douglas Miller:

Yeah, I think right now we’re waiting to react on Addison. For sure we would cover, if we were to sell Addison, we would cover the hedges attributable to that. But I think we continue to do exactly the same thing we’ve always done. And that is, if we make significant net acquisition, you know, and take on debt, we’ll hedge.

Adam Leight:	Okay. But you...

Douglas Miller:

We don’t know, like everybody else does, what the price of crude and gas is going to do. So when we make an acquisition, we have to make a forecast on price. And, you know, if we take on debt, we hedge, whatever the price is, and leave it in and live with it.

Adam Leight:	Given your current scenario, if you are to get an acceptable price for Addison, do you have a ready use of proceeds for reinvestment?

Douglas Miller:

The answer is no. We are looking at one, two, three, four deals right now ranging from $85.0 million to north of $600.0 million, which we usually are doing at all times. You know, we would love to do one, two, or all of those deals. But again there’s no assurance. You know, if we don’t get any of those, we’re going to be sitting on a lot of cash.

Adam Leight:	Okay.

Douglas Miller:	I mean maybe as much as we have outstanding in debt, which is not what we would call a real smart business decision.

Adam Leight:

Barring the sale or excluding the sale of Addison with the pending $25.0 million of asset sales, could you give us a sense of, you know, just trend up, down, sideways, reserves in production at year-end?

Douglas Miller:	I’m going to say up. What were our reserves the last you heard?

Adam Leight:	Well I have a pro forma number from 2003.

Douglas Miller:	What was that? I just can’t remember. What happens when I get old?

Adam Leight:	It’s 96.3 million barrel equivalent by 78 days. I’m sorry, that’s the wrong year - 621 Bs.

Douglas Miller:

Six hundred and twenty-one Bs - I’d say we’ll be up. We ran a mid-year estimate. And it was roughly 651. And, you know, we will have some dispositions. But I know that we’re drilling some probables in Appalachia and some probables in Oak Hill. So with any bit of success I expect to that to be up. So I’m betting, you know, 650 to 675 without any acquisitions and without selling Addison. Keep in mind something north of 250 Bcf of that is in Addison.

Adam Leight:	Okay, great. Thanks very much.

Douglas Miller:	Okay.

Operator:	Your next question comes from the line of Kelly Krenger.

Kelly Krenger:	Hey guys, just a few follow-ups to that. Doug, you said that you thought you’d know in the next week or so what the outcome of Canada would be.

Douglas Miller:	Yes.

Kelly Krenger:	How will the process work? If you decide you don’t get good enough bids and you don’t want to sell it, will you press release that and then (unintelligible)...?

Douglas Miller:	Absolutely.

Kelly Krenger:	And if you do...

Douglas Miller:

I think - you know, first of all, I think it’s a 75% chance that we’re going to get adequate bids just because of what’s going on up there and has all year. You know, for sure with Adam Waterous handling it we’re for sure marketed right and we’re for sure going to get the best bid available.

If it’s - you know, the numbers that we have in mind are significant. And if we get it, our only dilemma is getting the money back into the United States. And it’s a huge tax issue, and we’ve got people working day and night on the best way of doing that. And if you have any ideas, Kelly, we’d like you to come forth. You can really earn a fee, if you (unintelligible).

Kelly Krenger:	I’ll be (unintelligible).

Douglas Miller:

And I’d say this. We’ll probably know within a week. I think the way those processes usually occur, if there are two or three guys that are clearly the winners, you know, they go back to them and clean the bids up. I expect we’re going to get bids ranging from royalty trust units to all cash. You know, we told everybody that the first choice was cash.

And, you know, Steve, you can answer this better than I because you’ve been fielding questions. But don’t you think the process has gone well?

Steve Fagan:

Very well. We’ve had a lot of interest. We’ve been fortunate that there’s not much other product on the street. The ceiling gas prices are high, and our production’s been growing pretty well. So lots of interest and Waterous has done quite a good job for us in there.

Douglas Miller:	So I expect, Kelly, to finish up, I think we’ll get adequate bids. And I think we’ll be making up our mind here in the next week to two weeks.

Kelly Krenger:	Okay. And then with the money you’ll just wait for a good acquisition opportunity?

Douglas Miller:	Yeah, I wish we had it. You know, if the bonds weren’t non-refundable, we’d pay them off next week.

Kelly Krenger:	How restrictive are the covenants? Could you dividend out much cash?

Douglas Miller:	I don’t think we can without bondholder approval. I think we could probably dividend out $20.0 million. We don’t anticipate making a dividend.

Kelly Krenger:	Okay.

Douglas Miller:

I know a lot of equity guys out there would like it, but I don’t anticipate that. You know, we’ve got one particular big deal that we’re kind of eyeballing and, you know, we’d sure like to make it. And it would be just perfect coordination.

Kelly Krenger:	Okay. And I’m assuming that’s US.

Douglas Miller:	That is US. There are no big deals for sale in Canada away from us I don’t think, are there, Steve?

Steve Fagan:	No, there’s one other just come on the street just recently. Dominion Energy is selling some production. But right now we’re the only one.

Douglas Miller:	Right.

Kelly Krenger:	Okay. And you said there was 250 or 275 Bcfe up in Addison right now?

Douglas Miller:	Yes.

Kelly Krenger:	Okay.

Douglas Miller:	That’s how we marketed it.

Kelly Krenger:	Okay.

Douglas Miller:	And, you know, we’ve got about - it’s north of that?

Steve Fagan:	Yeah, total proved 277.

Douglas Miller:	Okay. Sorry I lied to you, Kelly.

And I think what we’ve got also up there, they’ve had some recent success. We’ve got two or three wells getting hooked up that would increase our production maybe 2, 3 million a day.

Steve Fagan:	Yeah, right now we’re producing right about 55 million.

Kelly Krenger:	Okay.

Steve Fagan:	And we’ve got a few other wells that are not tied in yet that certainly could bring it up to 60 or north of 60.

Douglas Miller:	Yes. And it’s been a very good deal. The guys in Canada have exceeded everybody’s expectations, I think even theirs in some cases. But it’s been a great deal. And, you know, we hate to sell it, but the market’s so hot we may have to do it.

Kelly Krenger:

Okay. And then the assets that you sold, I think you said $24.0 million or $27.0 million plus the $25.0 million that you have it sounds like pending or that will close by the end of the year, are those mostly assets - I think you put an 8-K out or press release that you had 6, or 7, or 8 million barrels that you were going to try to sell...

Douglas Miller:	Yes.

Kelly Krenger:	...throughout the year. Is that most of those assets?

Douglas Miller:

It is. It’s typically high operating costs, typically scattered stuff that we’ve gotten over the years and other transactions. It’s just a cleanup, you know. And we probably have another 30, 40 million that we’re going to target for next year. We’d like to get this asset base down to three or four main core areas in the US. With the Oak Hill deal over there, that’s going to be a focus area. We’re trying to add to it. We do have 20 or 25 development wells up in the Wattenberg area that we’d like to have as a focus area. And then again our Vinegarone area down in Southwest Texas is an area that we’ve drilled three or four wells. We have some more development to do there. But those are our main focus areas.

We are looking at the Barnett Shale right now. We bought our first acreage over there. We’re going to be shooting some seismic and probably looking for some partners. We have looked at four or five deals over there. And we’d like to have that as another core area.

Kelly Krenger:	Okay. All right. Sounds great.

Douglas Miller:	Stay tuned, Kelly.

Kelly Krenger:	I will. Thanks.

Operator:	Again, if you wish to ask a question, please press Star then the Number 1 on your telephone keypad.

We have no further questions at this time.

Douglas Miller:	Okay. With that we’ll close the meeting down. Thanks, everybody, for joining.

Operator:	Thank you for participating in today’s conference. You may now disconnect.

END